As filed with the Securities and Exchange Commission on November 12, 2010

Registration No. 333-169210

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ZOGENIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-5300780
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12671 High Bluff Drive, Suite 200

San Diego, CA 92130

(858) 259-1165

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Roger L. Hawley

Chief Executive Officer

Zogenix, Inc.

12671 High Bluff Drive, Suite 200

San Diego, CA 92130

(858) 259-1165

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq. Cheston J. Larson, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400	Eric S. Haueter, Esq. Heather A. Childress, Esq. Sidley Austin LLP 555 California Street, 20th Floor San Francisco, CA 94104 (415) 772-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Zogenix, Inc. has prepared this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-169210) for the purpose of re-filing Exhibit 1.1 to the Registration Statement and updating Item 16 of the Registration Statement. This Amendment No. 4 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering described in this Registration Statement. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market listing fee.

Item	Amount to be paid
SEC Registration Fee	$6,888
FINRA Filing Fee	10,160
Nasdaq Global Market Listing Fee	125,000
Legal Fees and Expenses	1,400,000
Accounting Fees and Expenses	850,000
Printing and Engraving Expenses	280,000
Blue Sky Qualification Fees and Expenses	20,000
Transfer Agent and Registrar Fees	30,000
Miscellaneous Expenses	47,952

Total	$2,770,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers from certain expenses in connection with legal proceedings and permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on our behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

We are entering into indemnification agreements with each of our directors and executive officers, in addition to the indemnification provisions provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of us, specified officers and our directors, and indemnification of the underwriters by us, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement and prospectus.

We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued and sold the following unregistered securities:

1.	In September and December 2007, we issued and sold an aggregate of 38,025,000 shares of Series A-1 convertible preferred stock to certain venture capital funds and individual investors at a per share price of $1.00, for aggregate consideration of $38.0 million. Upon completion of this offering, these shares of Series A-1 convertible preferred stock will convert into 3,802,496 shares of our common stock.

2.	In March 2007, as consideration for entering into a debt facility, we issued warrants to a lender exercisable for an aggregate of 200,000 shares of our Series A-1 convertible preferred stock at an initial exercise price of $1.00 per share. Upon completion of this offering, these warrants will become exercisable for an aggregate of 20,000 shares of our common stock at an exercise price of $10.00 per share.

3.	In December 2007, we issued and sold an aggregate of 9,090,909 shares of Series A-2 convertible preferred stock to certain venture capital funds at a per share price of $1.10, for aggregate consideration of approximately $10.0 million. Upon completion of this offering, these shares of Series A-2 convertible preferred stock will convert into 909,090 shares of our common stock.

4.	In June 2008, as consideration for entering into a debt facility, we issued warrants to two lenders exercisable for an aggregate of 777,273 shares of our Series A-2 convertible preferred stock at an initial exercise price of $1.10 per share. Upon completion of this offering, these warrants will become exercisable for an aggregate of 77,726 shares of our common stock at an exercise price of $11.00 per share.

5.	Between February and July 2009, we issued and sold an aggregate of $14.8 million in principal amount of convertible promissory notes to certain venture capital funds. These notes and the $457,969 of accrued interest thereon were subsequently converted into 13,454,546 and 416,335 shares of Series B convertible preferred stock, respectively, in September 2009. Upon completion of this offering, these shares of Series B convertible preferred stock will convert into an aggregate of 1,387,083 shares of our common stock. In connection with the issuance of these notes, for consideration equal to 0.01% of the principal amount of these notes, we issued warrants which are exercisable for an aggregate of 3,363,619 shares of Series B convertible preferred stock at an initial exercise price per share of $1.10. We expect these warrants to be net exercised in connection with the completion of this offering, resulting in the issuance of an aggregate of 51,727 shares of common stock assuming an initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this preliminary prospectus). If these warrants are not exercised prior to the completion of this offering, they will terminate.

6.

In September and December 2009, we issued and sold an aggregate of 64,507,233 shares of Series B convertible preferred stock to certain venture capital funds and to one of our lenders at a per share price of $1.10 per share (inclusive of the shares of Series B convertible preferred stock issued upon the conversion of the promissory notes referred to in number 5 above), for aggregate consideration of approximately $71.0 million. Upon completion of this offering, these shares of Series B convertible preferred stock will convert into an aggregate of 6,450,713 shares of our common stock. We also issued and sold warrants exercisable for an aggregate of 9,545,447 shares of Series B convertible preferred stock at an initial exercise price per share of $1.10, for aggregate consideration of approximately $4,200. We expect these warrants to be net exercised in connection with the completion of this offering, resulting in the issuance of an aggregate of 146,848 shares of common stock assuming an initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this preliminary prospectus). If these warrants are not exercised prior to the completion of this offering, they will terminate.

7.	In July 2010, as consideration for entering into a debt facility, we issued warrants to two lenders exercisable for an aggregate of 1,590,910 shares of our Series B convertible preferred stock at an initial exercise price of $1.10 per share. Upon completion of this offering, these warrants will become exercisable for an aggregate of 159,090 shares of our common stock at an exercise price of $11.00 per share.

8.	In July 2010, we issued and sold an aggregate of $15.0 million in principal amount of convertible promissory notes to certain venture capital funds. Upon completion of this offering, these notes (including the interest thereon) will convert into 1,190,763 shares of our common stock, assuming an initial public offering price of $13.00 per share (the mid-point of the price range set forth on the cover page of this preliminary prospectus) and assuming a conversion date of November 23, 2010.

9.	From January 1, 2007 through September 30, 2010, we granted stock options to purchase 2,174,050 shares of our common stock at a weighted average exercise price of $3.95 per share to our employees, consultants and directors under our 2006 equity incentive plan. From January 1, 2007 through September 30, 2010, we issued and sold an aggregate of 317,531 shares of our common stock to our employees, consultants, and directors at a weighted average exercise price of $0.72 per share pursuant to exercises of options granted under our 2006 equity incentive plan.

The issuance of securities described above in paragraphs (1) through (8) were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering. The purchasers of the securities in these transactions represented that they were accredited investors or qualified institutional buyers and they were acquiring the securities for investment only and not with a view toward the public sale or distribution thereof. Such purchasers received written disclosures that the securities had not been registered under the Securities Act of 1933, as amended, and that any resale must be made pursuant to a registration statement or an available exemption from registration. All purchasers either received adequate financial statement or non-financial statement information about the registrant or had adequate access, through their relationship with the registrant, to financial statement or non-financial statement information about the registrant. The sale of these securities was made without general solicitation or advertising.

The issuance of securities described above in paragraph (9) was exempt from registration under the Securities Act of 1933, as amended, in reliance on Rule 701 of the Securities Act of 1933, as amended, pursuant to compensatory benefit plans approved by the registrant’s board of directors.

All certificates representing the securities issued in these transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement

3.1(1)	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2(1)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.3(1)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.4(1)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.5(3)	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering

3.6(1)	Bylaws of the Registrant, as currently in effect

3.7(3)	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering

3.8(4)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant, to effect the reverse stock split

4.1(4)	Form of the Registrant’s Common Stock Certificate

4.2(1)	Third Amended and Restated Investors’ Rights Agreement dated December 2, 2009

4.3(1)	Amendment to Third Amended and Restated Investors’ Rights Agreement dated as of July 1, 2010

4.4(1)	Warrant dated March 5, 2007 issued by the Registrant to General Electric Capital Corporation

4.5(1)	Warrant dated June 30, 2008 issued by the Registrant to Oxford Finance Corporation

4.6(1)	Warrant dated June 30, 2008 issued by the Registrant to CIT Healthcare LLC (subsequently transferred to The CIT Group/Equity Investments, Inc.)

4.7(1)	Transfer of Warrant dated March 24, 2009 from CIT Healthcare LLC to The CIT Group/Equity Investments, Inc.

4.8(1)	Form of Warrant issued to investors in the Registrant’s February 2009 bridge financing

4.9†(1)	Form of Warrant issued to investors in the Registrant’s December 2009 Series B preferred stock financing

4.10(2)	Amendment to Warrants dated October 7, 2010 issued to investors in the Registrant’s December 2009 Series B preferred stock financing

4.11(1)	Warrant dated July 1, 2010 issued by the Registrant to Oxford Finance Corporation

4.12(1)	Warrant dated July 1, 2010 issued by the Registrant to Silicon Valley Bank

4.13(3)	Form of Convertible Subordinated Unsecured Promissory Note issued to investors in the Registrant’s July 2010 bridge financing

5.1(4)	Opinion of Latham & Watkins LLP

10.1(3)	Form of Director and Executive Officer Indemnification Agreement

10.2#(1)	Form of Executive Officer Employment Agreement

10.3#(1)	2006 Equity Incentive Plan, as amended, and form of option agreement thereunder

10.4#(3)	Independent Director Compensation Policy

10.5#(3)	2010 Equity Incentive Award Plan and form of option agreement thereunder

10.6#(3)	2010 Employee Stock Purchase Plan

Exhibit Number	Description
10.7#(1)	Executive Officer Employment Agreement dated March 1, 2010 by and between the Registrant and Ann D. Rhoads

10.8†(1)	Supply Agreement dated September 29, 2004 by and among the Registrant, Dr. Reddy’s Laboratories, Inc. and Dr. Reddy’s Laboratories Limited

10.9†(3)	Asset Purchase Agreement dated August 25, 2006 by and between the Registrant and Aradigm Corporation

10.10(1)	Lease dated October 31, 2006 by and between the Registrant and Emery Station Joint Venture, LLC

10.11(1)	First Amendment to Lease dated July 10, 2007 by and between the Registrant and Emery Station Joint Venture, LLC

10.12(1)	Second Amendment to Lease dated October 20, 2009 by and between the Registrant and Emery Station Joint Venture, LLC

10.13†(1)	Master Loan and Security Agreement dated March 5, 2007 by and between the Registrant and General Electric Capital Corporation

10.14(3)	Consent to Assignment Agreement dated August 29, 2008 between the Registrant, R.B. Income Properties and Verus Pharmaceuticals, Inc. and related Lease dated February 2, 2005 by and between R.B. Income Properties and Verus Pharmaceuticals, Inc. and amendments thereto dated August 28, 2008 and December 1, 2009

10.15†(1)	License Agreement dated November 27, 2007 by and between the Registrant and Elan Pharma International Limited

10.16†(1)	First Amendment to License Agreement dated September 28, 2009 by and between the Registrant and Elan Pharma International Limited

10.17†(3)	Licensing and Distribution Agreement dated March 14, 2008 by and between the Registrant and Desitin Arzneimittel GmbH

10.18†(3)	Manufacturing Services Agreement dated November 1, 2008 by and between the Registrant and Patheon U.K. Ltd.

10.19†(1)	Commercial Manufacturing and Supply Agreement dated April 1, 2009 by and between the Registrant and MGlas AG

10.20†(3)	Co-Promotion Agreement dated July 31, 2009 by and between the Registrant and Astellas Pharma US, Inc.

10.21†(1)	Wholesale Purchase Agreement dated December 16, 2009 by and between the Registrant and various affiliates of Cardinal Health, Inc.

10.22†(1)	Developing Suppliers Program Distribution Services Agreement dated January 1, 2010 by and between the Registrant and various affiliates of Cardinal Health, Inc.

10.23†(1)	Strategic Redistribution Center and Core Distribution Agreement dated December 28, 2009 by and between the Registrant and McKesson Corporation

10.24#(2)	General Release of Claims dated February 26, 2010 by and between the Registrant and David W. Nassif

10.25†(2)	Second Amended and Restated Loan and Security Agreement dated October 8, 2010 by and between the Registrant, Oxford Finance Corporation and Silicon Valley Bank

10.26#(2)	General Release of Claims dated August 13, 2010 by and between the Registrant and Jennifer D. Haldeman

10.27#†(2)	Consulting Agreement dated March 1, 2010 by and between the Registrant and David W. Nassif

Exhibit Number	Description
23.1(4)	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2(4)	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1(1)	Power of Attorney

(1)	Filed with the Registrant’s Registration Statement on Form S-1 on September 3, 2010.

(2)	Filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 on October 12, 2010.

(3)	Filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 on October 27, 2010.

(4)	Filed with Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 on November 4, 2010.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

#	Indicates management contract or compensatory plan.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

We hereby undertake that:

(a)	We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Zogenix, Inc. has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on the 12th day of November, 2010.

ZOGENIX, INC.

By:	/S/ ROGER L. HAWLEY
Roger L. Hawley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ROGER L. HAWLEY Roger L. Hawley	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2010

/S/ ANN D. RHOADS Ann D. Rhoads	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	November 12, 2010

* Cam L. Garner	Chairman of the Board	November 12, 2010

* James C. Blair, Ph.D.	Director	November 12, 2010

* Louis C. Bock	Director	November 12, 2010

* Stephen J. Farr, Ph.D.	President, Chief Operating Officer and Director	November 12, 2010

* Ken Haas	Director	November 12, 2010

* Erle T. Mast	Director	November 12, 2010

* Arda M. Minocherhomjee, Ph.D.	Director	November 12, 2010

* Kurt C. Wheeler	Director	November 12, 2010

* By:	/S/ ROGER L. HAWLEY
Roger L. Hawley
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement

3.1(1)	Fourth Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2(1)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.3(1)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.4(1)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.5(3)	Form of Fifth Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon completion of the offering

3.6(1)	Bylaws of the Registrant, as currently in effect

3.7(3)	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of the offering

3.8(4)	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant, to effect the reverse stock split

4.1(4)	Form of the Registrant’s Common Stock Certificate

4.2(1)	Third Amended and Restated Investors’ Rights Agreement dated December 2, 2009

4.3(1)	Amendment to Third Amended and Restated Investors’ Rights Agreement dated as of July 1, 2010

4.4(1)	Warrant dated March 5, 2007 issued by the Registrant to General Electric Capital Corporation

4.5(1)	Warrant dated June 30, 2008 issued by the Registrant to Oxford Finance Corporation

4.6(1)	Warrant dated June 30, 2008 issued by the Registrant to CIT Healthcare LLC (subsequently transferred to The CIT Group/Equity Investments, Inc.)

4.7(1)	Transfer of Warrant dated March 24, 2009 from CIT Healthcare LLC to The CIT Group/Equity Investments, Inc.

4.8(1)	Form of Warrant issued to investors in the Registrant’s February 2009 bridge financing

4.9†(1)	Form of Warrant issued to investors in the Registrant’s December 2009 Series B preferred stock financing

4.10(2)	Amendment to Warrants dated October 7, 2010 issued to investors in the Registrant’s December 2009 Series B preferred stock financing

4.11(1)	Warrant dated July 1, 2010 issued by the Registrant to Oxford Finance Corporation

4.12(1)	Warrant dated July 1, 2010 issued by the Registrant to Silicon Valley Bank

4.13(3)	Form of Convertible Subordinated Unsecured Promissory Note issued to investors in the Registrant’s July 2010 bridge financing

5.1(4)	Opinion of Latham & Watkins LLP

10.1(3)	Form of Director and Executive Officer Indemnification Agreement

Exhibit Number	Description
10.2#(1)	Form of Executive Officer Employment Agreement

10.3#(1)	2006 Equity Incentive Plan, as amended, and form of option agreement thereunder

10.4#(3)	Independent Director Compensation Policy

10.5#(3)	2010 Equity Incentive Award Plan and form of option agreement thereunder

10.6#(3)	2010 Employee Stock Purchase Plan

10.7#(1)	Executive Officer Employment Agreement dated March 1, 2010 by and between the Registrant and Ann D. Rhoads

10.8†(1)	Supply Agreement dated September 29, 2004 by and among the Registrant, Dr. Reddy’s Laboratories, Inc. and Dr. Reddy’s Laboratories Limited

10.9†(3)	Asset Purchase Agreement dated August 25, 2006 by and between the Registrant and Aradigm Corporation

10.10(1)	Lease dated October 31, 2006 by and between the Registrant and Emery Station Joint Venture, LLC

10.11(1)	First Amendment to Lease dated July 10, 2007 by and between the Registrant and Emery Station Joint Venture, LLC

10.12(1)	Second Amendment to Lease dated October 20, 2009 by and between the Registrant and Emery Station Joint Venture, LLC

10.13†(1)	Master Loan and Security Agreement dated March 5, 2007 by and between the Registrant and General Electric Capital Corporation

10.14(3)	Consent to Assignment Agreement dated August 29, 2008 between the Registrant, R.B. Income Properties and Verus Pharmaceuticals, Inc. and related Lease dated February 2, 2005 by and between R.B. Income Properties and Verus Pharmaceuticals, Inc. and amendments thereto dated August 28, 2008 and December 1, 2009

10.15†(1)	License Agreement dated November 27, 2007 by and between the Registrant and Elan Pharma International Limited

10.16†(1)	First Amendment to License Agreement dated September 28, 2009 by and between the Registrant and Elan Pharma International Limited

10.17†(3)	Licensing and Distribution Agreement dated March 14, 2008 by and between the Registrant and Desitin Arzneimittel GmbH

10.18†(3)	Manufacturing Services Agreement dated November 1, 2008 by and between the Registrant and Patheon U.K. Ltd.

10.19†(1)	Commercial Manufacturing and Supply Agreement dated April 1, 2009 by and between the Registrant and MGlas AG

10.20†(3)	Co-Promotion Agreement dated July 31, 2009 by and between the Registrant and Astellas Pharma US, Inc.

10.21†(1)	Wholesale Purchase Agreement dated December 16, 2009 by and between the Registrant and various affiliates of Cardinal Health, Inc.

10.22†(1)	Developing Suppliers Program Distribution Services Agreement dated January 1, 2010 by and between the Registrant and various affiliates of Cardinal Health, Inc.

10.23†(1)	Strategic Redistribution Center and Core Distribution Agreement dated December 28, 2009 by and between the Registrant and McKesson Corporation

10.24#(2)	General Release of Claims dated February 26, 2010 by and between the Registrant and David W. Nassif

Exhibit Number	Description
10.25†(2)	Second Amended and Restated Loan and Security Agreement dated October 8, 2010 by and between the Registrant, Oxford Finance Corporation and Silicon Valley Bank

10.26#(2)	General Release of Claims dated August 13, 2010 by and between the Registrant and Jennifer D. Haldeman

10.27#†(2)	Consulting Agreement dated March 1, 2010 by and between the Registrant and David W. Nassif

23.1(4)	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2(4)	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1(1)	Power of Attorney

(1)	Filed with the Registrant’s Registration Statement on Form S-1 on September 3, 2010.

(2)	Filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 on October 12, 2010.

(3)	Filed with Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 on October 27, 2010.

(4)	Filed with Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 on November 4, 2010.

†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from the Registration Statement and submitted separately to the Securities and Exchange Commission.

#	Indicates management contract or compensatory plan.